UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Trust for Professional Managers
(Name of Registrant As Specified In Its Charter)

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IMPORTANT NEWS ABOUT THE PMC FUNDS

April 26, 2011

To the Shareholders of the PMC Funds:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment sub-adviser to the PMC Core Fixed Income Fund and the PMC Diversified Equity Fund (each, a “Fund,” and collectively, the “PMC Funds”), each a series of Trust for Professional Managers (the “Trust”).

As described in the enclosed Information Statement, on February 4, 2011, the Board of Trustees of the Trust approved the appointment of Singer Partners, LLC (“Singer”) as a new sub-adviser to manage a portion of each Fund’s assets effective as of February 25, 2011.  Accordingly, Envestnet Asset Management, Inc. (“Envestnet”), the Fund’s investment adviser, has entered into a new sub-advisory agreement with Singer.  The sub-advisory agreement with Singer was approved by the Board of Trustees in accordance with an exemptive order granted to the PMC Funds by the Securities and Exchange Commission effective as of September 26, 2007.  The enclosed Information Statement provides more information about Singer.  Please take a few moments to read this document.  Call us at (866) PMC-7388 if you have any questions or would like additional information.

On behalf of Envestnet, I thank you for your continued investment.

Sincerely,

Brandon Thomas
Vice President, Chief Investment Officer and Managing Director
Envestnet Asset Management, Inc.

PMC FUNDS
EACH A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

____________________________
INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISER

This Information Statement is being mailed on or about May 3, 2011 to shareholders of record as of March 31, 2011 (the “Record Date”).  The Information Statement is being provided to shareholders of the PMC Core Fixed Income Fund and the PMC Diversified Equity Fund (each, a “Fund,” and collectively, “PMC Funds”), each a series of Trust for Professional Managers (the “Trust”), a Delaware statutory trust with principal offices located at 615 East Michigan Street, Milwaukee, WI 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order that PMC Funds, the Trust and the investment adviser to PMC Funds, Envestnet Asset Management, Inc. (the “Adviser”), received from the U.S. Securities and Exchange Commission (“SEC”) effective as of September 26, 2007.  The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board” or the “Trustees”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement is sent to shareholders of PMC Funds.  The Board reviews each Fund’s sub-advisory agreements annually.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
THIS INFORMATION STATEMENT
This Information Statement is available at www.investpmc.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PMC Funds will bear the expenses incurred with preparing and distributing this Information Statement.  One Information Statement may be delivered to shareholders sharing the same address unless PMC Funds have received contrary instructions from a shareholder.

YOU MAY OBTAIN A COPY OF PMC FUNDS’ MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY VISITING PMC FUNDS’ WEBSITE AT WWW.INVESTPMC.COM, BY WRITING TO PMC FUNDS, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201 OR BY CALLING (TOLL-FREE) (866) PMC-7388.

THE ADVISER AND ITS ADVISORY AGREEMENT

The Adviser, an Illinois corporation located at 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601, has served as the investment adviser to the PMC Funds since their inception.  The Adviser serves as the investment adviser to PMC Funds pursuant to an Investment Advisory Agreement dated June 15, 2010 (the “Advisory Agreement”) with the Trust to serve as the investment adviser to the PMC Funds.  The Advisory Agreement was last submitted to a vote of the shareholders of each Fund on June 11, 2010.  The Advisory Agreement continues in effect for an initial period of two years, and subsequently from year to year only if such continuance is specifically approved at least annually by the Board or by vote of a majority of a Fund’s outstanding voting securities and by a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.  The Advisory Agreement is terminable without penalty by the Trust on behalf of a Fund or by vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice when authorized either by a majority vote of a Fund’s shareholders or by a vote of a majority of the Board, or by the Adviser upon 60 days’ written notice, and will automatically terminate in the event of its “assignment,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the PMC Funds or any shareholder of the PMC Funds for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the PMC Funds.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of it obligations and duties.

As compensation for its services, the Adviser receives the following management fee from each Fund:

Advisory Fee (as a percentage of average daily net assets)
PMC Fund	$2.5 billion or less	More than $2.5 billion but less than $5 billion	$5 billion or more
Core Fixed Income Fund	0.800%	0.775%	0.750%
	$500 million or less	More than $500 million but less than $1 billion	$1 billion or more
Diversified Equity Fund	0.950%	0.925%	0.900%

From each Fund’s management fees, the Adviser pays that Fund’s sub-advisers a sub-advisory fee.  The Adviser currently utilizes seven sub-advisers, not all of which are currently active in managing one or more of the PMC Funds.  Under the Advisory Agreement, the Adviser monitors the performance of the sub-advisers on an ongoing basis.  Factors the Adviser considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

Each sub-adviser serves pursuant to a separate sub-advisory agreement under which the sub-adviser manages a portion of the applicable PMC Fund’s investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.  One of the other sub-adviser, Neuberger Berman Fixed Income Fund LLC, was previously appointed as a subadviser to the PMC Core Fixed Income Fund, without shareholder approval, in accordance with the exemptive order described above.  An Information Statement was sent to shareholders in connection with the appointment.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

At a meeting of the Board held February 4, 2011 (the “February 2011 Meeting”), the Board, including a majority of the trustees who are not “interested persons” of the Trust under the meaning of the 1940 Act (the “Independent Trustees”), reviewed the various factors relevant to the Board’s consideration of the investment sub-advisory agreement between the Adviser and Singer (the “Sub-Advisory Agreement”) and the Board’s legal responsibilities related to such consideration and after analysis and discussions of the factors identified below, approved the Sub-Advisory Agreement.

Nature, Extent and Quality of Services Provided by Singer:  The Trustees considered the nature, extent and quality of services provided by Singer as a research consultant to Adviser and the amount of time devoted to PMC Funds’ affairs by Singer’s staff in such capacity.  The Trustees considered Singer’s qualifications, experience and responsibilities of its portfolio managers, Brian Singer, Edwin Denson, Thomas Clarke, Renato Staub and Edouard Senechal, as well as other key personnel at Singer.  The Trustees also considered information provided by the Adviser prior to the February 2011 Meeting relating to Singer’s code of ethics and Singer’s compliance and control procedures and objectives with respect to providing advisory services to the PMC Funds.  The Trustees concluded that Singer had sufficient quality and depth of personnel, resources, investment methods and compliance policies and procedures essential to performing its duties under the Sub-Advisory Agreement and that the nature, overall quality and extent of investment management services to be provided to PMC Funds were satisfactory.

Investment Performance of Singer:  The Trustees discussed PMC Funds’ performance, including the performance relating specifically to the portion of the assets managed by Envestnet using the overlay strategy provided by Singer as a research consultant to the Adviser, for the three-month period ended November 30, 2010, and since the Adviser had started managing a portion of each Fund’s assets using the overlay strategy provided by Singer.  The Trustees noted that performance for the segment of each Fund’s assets managed by the Adviser using the Singer overlay strategy for the quarter ended November 30, 2010 was positive for both Funds.  The Trustees concluded that the performance obtained using the overlay strategy provided to the Adviser by Singer in a consulting role was satisfactory under current market conditions.  Although past performance is not a guarantee or indication of future results, the Trustees determined that PMC Funds and its shareholders were likely to benefit from Singer’s direct management of a segment of each Fund’s portfolio.

Costs of Services Provided:  The Trustees reviewed and considered the sub-advisory fees payable by the Adviser to Singer under the Sub-Advisory Agreement.  The Trustees noted that the Adviser had previously confirmed to the Trustees that the sub-advisory fees payable under the Sub-Advisory Agreement were reasonable in light of the quality of the services performed by Singer.  Since Singer’s sub-advisory fees would be paid by the Adviser, the overall advisory fee paid by PMC Funds would not be directly affected by Singer’s sub-advisory fee.  Consequently, the Trustees did not consider the costs of services to be provided by Singer or its profitability from its relationship with PMC Funds because the Trustees did not consider these factors as relevant.  Based on all these factors, the Trustees concluded that the sub-advisory fees to be paid to Singer by the Adviser were reasonable in light of the services to be provided by Singer.

Profitability and Economies of Scale to be Realized:  Since the sub-advisory fees payable to Singer would not be paid by PMC Funds, the Trustees did not consider whether the sub-advisory fees should reflect any potential economies of scale that might be realized as PMC Funds’ assets increase.

The recommendation to hire Singer was made by the Adviser in the ordinary course of its ongoing evaluation of its sub-advisers.  Importantly, the recommendation to hire Singer to manage a portion of the Funds’ assets was based on an evaluation of the qualifications of Singer’s investment personnel, investment philosophy and process and long-term performance results, among others factors, including the Adviser’s analysis that Singer’s investment strategy is complementary to the investment strategy of each Fund’s other sub-advisers.

No single factor was determinative in the Trustees’ decision to approve the Sub-Advisory Agreement, but rather the Trustees based their determination on the total mix of information available.  Based on a consideration of all the factors in their totality, the Trustees determined that the Sub-Advisory Agreement, including the sub-advisory fees, was fair and reasonable.  The Board of Trustees therefore determined that the approval of Sub-Advisory Agreement for PMC Funds would be in the best interest of PMC Funds and their shareholders.

INFORMATION REGARDING THE SUB-ADVISORY AGREEMENT

The sub-advisory fees each sub-adviser receives for its services to PMC Funds are paid from the Adviser’s management fees.  For the fiscal year ended August 31, 2010, for its services under the investment advisory agreement with the Trust, the Adviser received a management fee of 0.80% and 0.95% of the average net assets of the Core Fixed Income Fund and Diversified Equity Fund, respectively, computed daily and payable monthly.  The Adviser has contractually committed to waive its management fees and/or reimburse expenses of each Fund to ensure that Total Annual Fund Operating Expenses (exclusive generally of front-end or contingent deferred loads, taxes, leverage, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, acquired fund fees and expenses or extraordinary expenses such as litigation) do not exceed 1.00% and 1.40% of the Fund’s average net assets for the Core Fixed Income Fund and the Diversified Equity Fund, respectively, through at least June 14, 2012.  In addition, the Adviser may voluntarily agree to waive a portion of the management fees payable to it above and beyond any amount waived under such agreement.

For the fiscal year ended August 31, 2010, each Fund paid the Adviser the following management fees:

Fund	Advisory Fee	Waiver	Advisory Fee after Waiver
Core Fixed Income Fund	$515,867	$(315,832)	$200,035
Diversified Equity Fund	$558,098	$(202,897)	$355,201

The Sub-Advisory Agreement was approved by the Board at the February 2011 Meeting for an initial term of two years.  Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Sub-Advisory Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act, except as otherwise provided by applicable law or the exemptive order.

Other than the effective and renewal dates, and the rate of compensation paid by the Adviser to particular sub-advisers, the terms of the Sub-Advisory Agreement are substantially similar to the sub-advisory agreements between the Adviser and the other sub-advisers of PMC Funds.  The Sub-Advisory Agreement provides that Singer, among other duties, will make all investment decisions for the portion of each Fund’s assets allocated to Singer as described in PMC Funds’ prospectus.  Singer, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the portion of each Fund’s assets allocated to Singer.  Singer also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets.

The Sub-Advisory Agreement provides that the Adviser will compensate Singer on the basis of the average daily net assets of each Fund allocated to Singer.  The Adviser compensates Singer from the management fees that it receives from PMC Funds.  Singer generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of PMC Funds’ portfolio securities and other investments.  The table below illustrates the aggregate sub-advisory fees paid by the Adviser on behalf of each Fund to the sub-advisers responsible for PMC Funds’ management for the fiscal year ended August 31, 2010:

Fund	Sub-Advisory Fees (total dollar amount)	Sub-Advisory Fees (as a percentage of net assets)
Core Fixed Income Fund	$155,282	0.24%
Diversified Equity Fund	$235,475	0.40%

The Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of a Fund (as defined in the 1940 Act), or the Adviser, or (ii) by Singer, all on not less than sixty days’ written notice to Singer, the Adviser and the Trust.

INFORMATION ABOUT SINGER

Singer is a Delaware limited liability company with principal offices located at 914 Green Bay Road, Winnetka, Illinois 60093, and is an SEC-registered investment adviser.  Singer was established in 2009, and offers investment advisory services to corporations, institutions and pooled investment vehicles.  As of December 31, 2010, Singer had approximately $150 million in assets under management.

The following table provides information on the principal executive officers and directors of Singer:

Name and Address*	Title and Principal Occupation
Brian D. Singer	Chief Investment Officer
Michael J. Jacobs	Chief Compliance Officer and Managing Member
Edwin M. Denson	Managing Member
Renato A. Staub	Member
Thomas M. Clarke	Managing Member
* The principal mailing address of each individual is that of Singer’s principal offices as stated above.

The following persons serve as the portfolio managers responsible for the management of the portion of each Fund’s portfolio managed by Singer.

Brian D. Singer, CFA
Brian Singer is Chief Investment Officer of Singer.  Prior to founding Singer Partners in July 2009, Mr. Singer was the former head of Global Investment Solutions and Americas Chief Investment Officer for UBS Global Asset Management.  He was a member of the UBS Group Managing Board and Global Asset Management Executive Committee.  Mr. Singer is a board member and former chair of the CFA Institute Board of Governors and is also a former member of the Research Foundation of CFA Institute Board of Trustees.  He was elected to the Board in 2004 and previously served as chair of the Candidate Curriculum Committee.  Mr. Singer serves on the Exeter College at Oxford University Endowment Investment Committee and is the chairman of the Milton Friedman inspired organization ‘Free To Choose Network.’  In 1991, he co-wrote a landmark update to one of the pioneering studies on asset allocation, ‘Determinants of Portfolio Performance II: An Update,’ with Gary Brinson and Gilbert Beebower.  In 2009, Mr. Singer was the lead author of ‘Investment Leadership and Portfolio Management’, Wiley Publishing.

Edwin Denson, PhD
Edwin Denson is a member of Singer Partners’ investment team with special focus on market strategy.  Prior to joining Singer Partners in July 2009, he served as Head of Asset Allocation, Global Investment Solutions at UBS Global Asset Management with overall responsibility for the asset allocation strategy of multi-asset portfolios where he was a member of the Global Asset Allocation and Currency Committee, and the UK Investment Committee.  Prior to heading Asset Allocation at UBS Global Asset Management, Dr. Denson was a Senior Asset Allocation Analyst at the firm with responsibility for setting asset allocation strategy for a number of multi-asset portfolios and developing the asset allocation investment process.  Dr. Denson’s experience prior to joining UBS Global Asset Management in 2001 includes serving as an economist at Putnam Investments, Primark Decision Economics, and Lehman Brothers, as a partner in a commodity trading advisory firm and as a quantitative equity trader for a private trading partnership.  Dr. Denson holds an AB in Economics from Cornell University and a PhD in Economics from Northwestern University, with specializations in macroeconomics and econometrics.

Thomas Clarke
Thomas Clarke is a member of Singer Partners’ investment team with special focus on currency strategy.  Prior to joining Singer Partners in July 2009, he served as Head of Currency Analysis & Strategy Managing Director at UBS where he was responsible for UBS Global Asset Management’s global currency investment capability.  His roles included setting currency strategies for international client portfolios, global and regional equity, fixed income, multi-asset and balanced portfolios.  He was also responsible for the development and management of the currency analysis process, and was a member of the Global Asset Allocation and Currency Committee, and the UK Investment Committee.  Prior to joining UBS Global Asset Management in 2000, Mr. Clarke was head of currency for Rothschild Asset Management where he spent ten years as part of the fixed income and currency group.  He holds the Institute for Investment Management and Research qualification, as well as a BS from University of Manchester (UK).

Edouard Senechal, CFA, FRM
Edouard Senechal is responsible for quantitative research and risk management at Singer Partners.  Prior to joining Singer Partners in July 2009, he was Executive Director and Senior Risk Manager of UBS Global Asset Management Americas.  At UBS, Mr. Senechal also managed a quantitative research group focused on external manager research and was in charge of implementing portable alpha solutions.  Prior to UBS he served as a Senior Consultant for Applied Research at MSCI Barra, Inc (“Barra”).  He also worked as a Client Support consultant at Barra in both London and New York.  Mr. Senechal has received the Chartered Financial Analyst® and the Financial Risk Manager (FRM) designations.  He has authored and contributed to a number of publications in his area of expertise including "The Long View of Market Volatility," in January 2008.  Mr. Senechal holds a BA in Economics from Dauphine University in Paris, France, and a MBA from the University of Chicago.

Renato Staub, PhD
Renato Staub is responsible for quantitative research and risk management at Singer Partners.  Prior to joining Singer Partners in July 2009, Dr. Staub was the senior investment and risk analyst of UBS Global Asset Management Zurich, where he was responsible for risk analysis, valuation analysis, and portfolio construction of liquid and alternative assets for asset allocation.  Dr. Staub joined UBS in 1996 as a quantitative analyst and was involved in the development of alternative investments such as the global leveraged portfolio, market-neutral portfolio, and risk-controlled portfolio.  Dr. Staub has published articles in a variety of professional journals and has presented at conferences hosted by the Q-Group, Barra, Risk Waters Group, the Society of Quantitative Analysis (New York), and the Quantitative Work Alliance for Applied Finance, Education & Wisdom (Chicago).  Dr. Staub received his MS from the Swiss Federal Institute of Technology, and his PhD from the University of St. Gallen (Switzerland).

CFA® and Chartered Financial Analyst® are registered trademarks owned by the CFA Institute.

Other Investment Companies Advised or Sub-Advised by Singer.  Singer does not currently act as adviser or sub-adviser to any registered investment companies having similar investment objectives and policies to those of PMC Funds.

BROKERAGE COMMISSIONS
The following table shows the amounts paid by each Fund in brokerage commissions for the fiscal year ended August 31, 2010:

Brokerage Commissions Paid During Fiscal Year Ended August 31, 2010
Core Fixed Income Fund	$851
Diversified Equity Fund	$100,104

For the fiscal year ended August 31, 2010, no Fund directed any brokerage transactions to a broker because of research services provided.

ADDITIONAL INFORMATION ABOUT PMC FUNDS

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of PMC Funds.

PRINCIPAL UNDERWRITER

Foreside Fund Services, LLC, a subsidiary of the Foreside Financial Group, located at Three Canal Street, Suite 100, Portland, ME 04101, serves as the principal underwriter and distributor of PMC Funds.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to PMC Funds.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 N. River Center Drive, Suite 302 Milwaukee, WI  53212, provides custody services for PMC Funds.

FINANCIAL INFORMATION

PMC Funds’ most recent annual report and semi-annual report are available on request, without charge, by writing to PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or calling (888) PMC-7338.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of a Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of a Fund.  For each control person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parent entity are listed.  As of the Record Date, the following shareholders were considered to be either a control person or principal shareholder of PMC Funds:

Core Fixed Income Fund
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing, LLC P.O. Box 2052 Jersey City, NJ 07303-2052	53.310%	Record	Pershing Group LLC	DE

Diversified Equity Fund
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing, LLC P.O. Box 2052 Jersey City, NJ 07303-2052	66.095%	Record	Pershing Group LLC	DE
Charles Schwab & Co., Inc. FBO Its Customers 101 Montgomery St. San Francisco, CA 94104	6.290%	Record	N/A	N/A

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any outstanding shares of PMC Funds.

SHAREHOLDER PROPOSALS

PMC Funds are not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to PMC Funds in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to PMC Funds, such as annual reports, proxy materials, quarterly statements, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by contacting PMC Funds in writing at PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI or by calling (888) PMC-7338.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting PMC Funds at the same address or telephone number.